Exhibit 99.1

Brooks Boveroux, CFO

IMCOR Pharmaceutical Co.

(858) 410-5604

(843) 768-1351

FOR IMMEDIATE RELEASE

IMCOR Pharmaceutical Co. Reports Full Year 2003 Results

San Diego, CA, April 22, 2004 – IMCOR Pharmaceutical Co. (Nasdaq: ICPHC) (formerly known as Photogen Technologies, Inc.) (the “Company”) reported its results from operations for the full year ended December 31, 2003.  For the year, the company reported a net loss applicable to common shareholders, after preferred dividends, of $23,840,000, or $1.24 per share.  Cash at year end was $1,657,000.  The company’s financial statements have been prepared assuming that it will continue as a going concern.  The company has reported accumulated losses since inception of $51,519,000, which raises substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

IMCOR has and will continue to seek additional financing through the sale of its securities and other means.  To this end,  on April 14, 2004 IMCOR announced the receipt of binding commitments for $10 million in a private placement equity financing.  In order to comply with Nasdaq regulations, the Company will close the transaction in two tranches as shares issuable in this financing will exceed 20% of the Company’s common stock outstanding.  The Company issued approximately 2,650,000 shares of its common stock, together with  the associated warrants at the first closing, with the balance to be issued upon receiving shareholder approval.

About IMCOR

IMCOR Pharmaceutical Co. (formerly Photogen Technologies, Inc.) is a specialty pharmaceutical company developing and marketing a platform of innovative imaging products. Its FDA approved product, Imagent, is indicated for use in patients with suboptimal echocardiograms to opacify the left ventricle and thereby improve visualization of the main pumping chamber of the heart, and to improve delineation of the endocardial borders (walls) of the heart.  As a result, ultrasound with Imagent may better distinguish normal and abnormal heart structure and function - two critical indicators of cardiac health.  Imagent is manufactured from synthetic materials, and packaged as a dry powder in a ready-to-use kit that is stored at room temperature.

IMCOR’s development programs use a versatile iodinated nanoparticulate formulation that shows promise as a subcutaneous, intravenous or intra-arterial agent for both cardiovascular imaging and lymphography (the diagnosis of cancer metastasizing to lymph nodes). PH-50 has potential benefits when used with conventional or computed tomography (CT) angiography to address the need for early detection of coronary artery disease, cancer and other diseases affecting the body’s arteries and organs.  N1177 has potential applications for the diagnosis and staging of cancers such as breast, prostate, lung, melanoma, uterine, cervical, and head and neck cancer.

Statements in this release that are not strictly historical are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks that may cause IMCOR’s actual results in the future to differ materially from expected results. These risks and uncertainties include the ability of the company to:  obtain necessary financing to support its development and commercialization programs, maintain and defend intellectual property protection for its proprietary products, avoid infringing intellectual property rights of third parties, successfully market its approved product, develop additional products and obtain regulatory approval for their use, and manufacture or obtain supplies of drug product.  These and other risks are described and qualified in their entirety by cautionary language and risk factors set forth in the company’s filings from time to time with the Securities and Exchange Commission.

6175 LUSK BOULEVARD . SAN DIEGO, CALIFORNIA 92121 . TEL (858) 410-5601 . FAX: (858) 410-5602
www.imcorpharma.com	.	www.imagentcontrast.com